TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release (this “Agreement”), effective as of August 1, 2002 (the “Effective Date”), is made by and between Artisan Components, Inc., a Delaware corporation with its principal offices located at 141 Caspian Court, Sunnyvale, California (“Artisan”) and Leon Malmed, an individual residing at ____________________________________ (“Consultant”).

Recitals

     WHEREAS, Artisan and Consultant are parties to a Consulting Agreement dated April 19, 2000, a copy of which agreement is attached as Exhibit A hereto (the “Consulting Agreement”); and

     WHEREAS, the parties hereto and thereto desire to terminate the Consulting Agreement and release each other from any and all claims arising out of the Consulting Agreement; and

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

     1. Termination of Consulting Agreement. Notwithstanding anything to the contrary contained in the Consulting Agreement, the parties hereby terminate the Consulting Agreement. For avoidance of doubt, the parties acknowledge and agree that, effective as of the Effective Date, the Consulting Agreement shall cease to have any force or effect, and neither Artisan nor Consultant shall have any payment or other obligations under the Consulting Agreement.

     2. Release of Claims. Artisan and Consultant hereby and forever mutually and severally, irrevocably and unconditionally, release and forever discharge each other from any and all indebtedness, damages, losses, claims, obligations, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether known or unknown, suspected or unsuspected, existing or prospective, arising out of or relating to the Consulting Agreement.

     3. Stock Option Grants. For avoidance of doubt, the parties acknowledge and agree that, for purposes of outstanding options to purchase Common Stock of Artisan granted to Consultant under Artisan’s 1993 Stock Option Plan (the “Options”): (i) Consultant’s Continuous Status as an Employee or Consultant shall cease, effective as of the Effective Date, (ii) no options to acquire Common Stock of Artisan shall vest under the Options following the Effective Date, and (iii) Consultant shall have three months following the Effective Date to exercise any options that have previously vested, if any, under the Options.

     4. Further Assurances. Promptly following the request of any other party at any time, each party shall execute, acknowledge and deliver to the requesting party or the designee thereof such other or further documents or letters as may be reasonably necessary or advisable to evidence or effectuate the purposes of this Agreement.

     5. Severability. The parties agree that if any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, it shall not affect the enforceability of the remaining provisions and such court shall enforce all remaining provisions to the fullest extent permitted by law.

     6. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede and replace all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof. This Agreement may not be altered, amended, modified or otherwise changed in any respect or particular except by a writing signed by Artisan and Consultant.

     IN WITNESS WHEREOF, each the parties have executed this Agreement as of the Effective Date set forth above.

ARTISAN COMPONENTS INC. By: /s/ Mark Templeton —————————————— Name: Mark Templeton Title: President & CEO

CONSULTANT By: /s/ Leon Malmed —————————————— Name: Leon Malmed